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                                  May 26, 1995



Penn Virginia Corporation
800 The Bellevue
200 S. Broad Street
Philadelphia, PA  19102

         Re:  1994 Stock Option Plan

Gentlemen:

         We have acted as your counsel in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement"), to be filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 500,000 shares (the "Shares") of Common Stock, par value $6.25 per share, to be offered pursuant to the Corporation's 1994 Stock Option Plan (the "Plan").

          We have examined the Plan and such corporate records and other documents and matters of law as we have considered appropriate to enable us to give this opinion.

         Based on the foregoing, it is our opinion that the Shares, to the extent they are newly issued, have been duly authorized and when issued and sold in accordance with the provisions of the Plan will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                          Very truly yours,



                          DECHERT PRICE & RHOADS